                                                          Exhibit No. EX. 99.m.1

                         THE OLSTEIN ALL CAP VALUE FUND

                   DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

                                     FOR THE
                                 CLASS C SHARES

     The following  Distribution and Shareholder Servicing Plan (the "Plan") has
been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") by The Olstein  Funds (the  "Trust") for the use of The
Olstein  All Cap Value  Fund  series of the Trust (the  "Fund")  and its Class C shares.  The Plan has been  approved  by the vote of a majority  of the Board of
Trustees  of the  Trust,  including  a  majority  of the  Trustees  who  are not interested  persons  of the Trust and who have no direct or  indirect  financial interest in the  operation  of the Plan (the  "Independent  Trustees"),  cast in person at a meeting called for the purpose of voting on such Plan.

     In  reviewing  the Plan,  the Board of  Trustees  determined  that the Plan should provide for the payments  described  herein and that adoption of the Plan would  be  prudent  and in the  best  interests  of the  Fund  and  the  Class C shareholders.  Such approval  included a  determination  that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable  likelihood  that the Plan will benefit the Fund and the Class C shareholders.  The Plan has also  been  approved  by a vote of the sole  initial shareholder of the Class C shares of the Fund.

     The Provisions of the Plan are:

     1. (a) The  Trust,  on  behalf of the Fund,  shall pay to  Olstein  Capital
Management a monthly  distribution  fee of 0.75% per annum of the average  daily net assets of the Fund  represented  by Class C shares,  to  compensate  Olstein
Capital  Management  or others  for  expenses  incurred  by such  parties in the promotion and distribution of the Class C shares,  including but not limited to, the printing of prospectuses  and reports used for sales  purposes,  expenses of preparation of sales literature and related expenses,  advertisements, and other distribution-related  expenses,  as  well  as  any  distribution  fees  paid  to securities dealers or others.

     (b) In addition to the amounts  described in (a) above, the Trust shall pay to Olstein Capital Management or others a monthly  shareholder  servicing fee of
0.25% per annum of the average daily net assets of the Fund represented by Class
C shares,  to compensate  Olstein Capital  Management or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in, establishing and maintaining customer accounts and records,  assisting with purchase and redemption requests, arranging  for  bank  wires,  monitoring  dividend  payments  from  the  Fund to customers,  receiving and answering  correspondence,  and aiding in  maintaining their respective customers;  all such services being provided in connection with the Class C shares.

     2. The payments described in paragraph 1 shall be made monthly by the Trust on behalf of the Fund. In no event, shall the payments made under the Plan, plus any other  payments  deemed to be made  pursuant to the Plan,  exceed the amount permitted to be paid pursuant to the applicable rules of the Financial  Industry
Regulatory Authority (FINRA).

     3. Olstein Capital  Management shall collect and monitor the  documentation of payments made under  paragraphs 1 and 2 above, and shall furnish to the Board of Trustees of the Trust,  for their  review,  on a quarterly  basis,  a written report of the monies paid under the Plan,  as well as the  purpose(s)  for which such  payments  were made,  and shall furnish the Board of Trustees of the Trust with such other  information as the Board may  reasonably  request in connection with the  payments  made  under  the Plan as to the  Class C shares  in order to enable the Board to make an informed determination of whether the Plan should be continued for the class.

     4. The Plan  shall  continue  in effect  for a period of more than one year only so long as such  continuance  is  specifically  approved as required by the
1940 Act  (currently,  at  least  annually  by the  Trust's  Board of  Trustees, including a majority  of the  Independent  Trustees  cast in person at a meeting called for the purpose of voting on the Plan).

     5. The Plan, or any  agreements  entered into pursuant to the Plan,  may be terminated  at any  time,  without  penalty,  on not more than  sixty  (60) days written  notice  by  (a)  the  vote  of a  majority  of the  outstanding  voting securities  of the  Class  C  shares,  or (b)  the  vote  of a  majority  of the
Independent  Trustees  cast in person at a meeting  called  for the  purpose  of voting on the Plan.

     6. The Plan may not be  amended  to  increase  materially  the amount to be spent by the Trust on behalf of the Class C shares pursuant to Paragraphs 1 or 2 hereof without approval as required by the 1940 Act (currently, by a majority of the outstanding voting securities of the class).

     7. All material  amendments  to the Plan,  or any  agreements  entered into pursuant to this Plan, shall be approved as required by the 1940 Act (currently, by a vote of the Independent Trustees cast in person at a meeting called for the purpose of voting on any such amendment or agreements).

     8. So long as the Plan is in effect,  the Trust's  Board of  Trustees  must satisfy the fund  governance  standards as defined in Rule  0-1(a)(7)  under the
1940 Act.